Exhibit 99.1

                  Cohesant Technologies Reports Record Earnings
                  For Fiscal 2003 Second Quarter and First Half

     INDIANAPOLIS--(BUSINESS WIRE)--June 17, 2003--Cohesant Technologies Inc. (Nasdaq: COHT) today reported record earnings for its fiscal 2003 second quarter and six months ended May 31, 2003.
     Net income for the quarter was $338,391, an increase of 9.3% over the $309,713 reported in the previous year. On a fully diluted per share basis, net income was $.13 in the current quarter compared to $.12 last year. The Company's net sales for the second quarter of fiscal 2003 decreased 5.5% to $4,284,650 from $4,531,984 for the same period last year, due to weakness in the market for its equipment.
     For the first six months of fiscal 2003, net income was $559,625, an increase of 9.7% over the $509,918 reported in the previous year. On a fully diluted per share basis, net income was $.22 in the current period compared to $.20 last year. The Company's net sales for the first half of fiscal 2003 decreased 1.4% to $7,955,878 from $8,067,753 for the same period last year.
     Morris H. Wheeler, the Company's President and Chief Executive Officer, stated, "I am pleased to report another quarter of increased earnings. Sales of Coatings and Grouts were essentially flat for the quarter, but were up over 4% for the first half of the year. Equipment and parts sales were down approximately 7% for the quarter and 3% for the six months ended May 31, 2003. We are hopeful that improvements in the economy in the second half of the fiscal year will result in increased corporate capital expenditures, including purchases of the Company's equipment."

     Cohesant Technologies Inc., based in Indianapolis, Indiana, designs, develops, and manufactures specialized dispense equipment and specialty coating products through its two subsidiaries: Glas-Craft, Inc., and Raven Lining Systems, Inc. Glas-Craft and, to a limited extent, Raven Lining Systems manufactures dispense equipment for applying plural component materials such as polyesters, polyurethanes, polyureas, and epoxies. Raven Lining Systems, Inc., manufactures and sells the Raven line of high-performance coating systems as well as AquataPoxy and AquataFlex. These coatings are resistant to water and corrosive breakdown by most acids and solvents and are used in many applications, including drinking water distribution and sewage collection systems.


                           COHESANT TECHNOLOGIES INC.
                       Summary Financial Data (Unaudited)

--------------------------------------------------------------------------------
                                    Three Months Ended       Three Months Ended
                                        May 31, 2003             May 31, 2002
--------------------------------------------------------------------------------

Net sales                               $ 4,284,650               $ 4,531,984

Income before income taxes                  522,541                   477,954

Net income                              $   338,391               $   309,713

Basic and diluted net income per share  $      0.13               $      0.12

Average number of common
 shares outstanding:
  Basic                                   2,580,778                 2,550,224
  Diluted                                 2,595,050                 2,618,658

--------------------------------------------------------------------------------
                                      Six Months Ended         Six Months Ended
                                        May 31, 2003             May 31, 2002
--------------------------------------------------------------------------------

Net sales                               $ 7,955,878               $ 8,067,753

Income before income taxes                  877,230                   789,565

Net income                              $   559,625               $   509,918

Basic and diluted net income per share  $      0.22               $      0.20

Average number of common
 shares outstanding
  Basic                                   2,572,842                 2,543,037
  Diluted                                 2,591,871                 2,614,560


     Certain statements contained in this report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statement. These risks and uncertainties include, but are not limited to, a slow-down in domestic and international markets for plural component dispensing systems and a reduction in growth of markets for the Company's epoxy coating systems.

        CONTACT: Cohesant Technologies Inc.
                 Morris H. Wheeler, 317/875-5592